UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 24, 2010

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 29, 2010, EnteroMedics Inc. (the “Company”) issued a press release announcing that effective as of June 24, 2010, the Company’s Board of Directors had approved a one (1) for six (6) reverse split of the Company’s outstanding common stock, $0.01 par value per share (the “Reverse Split”). The Company expects that the Reverse Split will be effective upon the close of trading on July 9, 2010 and that the Company’s common stock will begin trading on a split adjusted basis on the NASDAQ Capital Market when the market opens on July 12, 2010. As previously disclosed in the Company’s Current Report on Form 8-K filed on May 11, 2010, the Reverse Split was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 6, 2010.

The Reverse Split will not affect the par value of the Company’s stock or the number of common and preferred shares authorized by the Company’s Fifth Amended and Restated Certificate of Incorporation, but proportional adjustments will be made to the Company’s outstanding stock options and warrants. The Company will not issue any fractional shares as a result of the reverse split. Instead, fractional shares of common stock will be rounded up to the nearest whole share and fractional stock options and warrants will be rounded down to the nearest whole share. After the effectiveness of the Reverse Split, the stockholders will receive information from Wells Fargo Bank N.A., the Company’s transfer agent, regarding the process for exchanging their shares.

The Reverse Split is being effected as part of the Company’s plan to regain compliance with the $1.00 minimum bid price continued listing requirement of the NASDAQ Capital Market in connection with its appeal of the delisting determination it received from the NASDAQ Listing Qualifications Staff on May 14, 2010. As previously disclosed in the Company’s Current Report on Form 8-K filed on May 19, 2010, the delisting has been stayed pending the Company’s written hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), which was held on June 24, 2010, and the issuance of a written decision from the Panel.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated June 29, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: June 29, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 29, 2010.